EXHIBIT 99.1

For further information, contact:

Michael Hara	Calisa Cole
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 486-6263
mhara@nvidia.com	ccole@nvidia.com

FOR IMMEDIATE RELEASE:

NVIDIA ANNOUNCES RESTATEMENT RELATED TO

STOCK-BASED COMPENSATION

—NVIDIA Estimates No Material Impact to Fiscal Year 2007 Operating Results—

SANTA CLARA, CA—NOVEMBER 1, 2006—NVIDIA Corporation (Nasdaq: NVDA) today announced that it expects to restate its previously-issued financial statements for the fiscal years 2004 through 2006, together with selected financial statements for earlier years, and for the first quarter of fiscal 2007 that ended April 30, 2006 to correct errors related to accounting for stock-based compensation expense.

The Company currently estimates that the restatement will not have a material impact on the Company’s operating results for any period in the current fiscal year 2007 and that the net impact of the restatement will be aggregate non-cash charges of less than $150 million for stock-based compensation expense, net of related tax effects.

As previously announced, in June 2006 the Audit Committee of the Board of Directors of NVIDIA began a review of the Company’s stock option practices based on the results of an internal review voluntarily undertaken by management. The Audit Committee’s review covered the time from the Company’s initial public offering in 1999 to the current fiscal year and, as previously disclosed, found instances of the use of incorrect measurement dates for certain option grants. The Audit Committee is being assisted by independent legal counsel and outside accounting experts.

At this time, the Audit Committee has completed its forensic review of the option grants and is now working with the Company’s management to finalize the financial impact of using incorrect measurement dates. As a result of its investigation, the Audit Committee has concluded that there are no concerns with respect to the integrity of current management. The Audit Committee has reached a preliminary conclusion, based upon the recommendation of management, that NVIDIA will need to restate its historical financial statements to record additional non-cash stock-based compensation expense related to stock option grants as a result of errors in recording the measurement date for certain stock option grants. Accordingly, the Company advises that all of the Company’s financial statements and related communications for periods commencing on or after January 31, 1999 should not be relied upon.

The stock-based compensation charges incurred will have the effect of decreasing reported net income or increasing reported loss from operations and decreasing the reported retained earnings figures contained in the Company’s historical financial statements for the periods noted above. The Company does not expect that the anticipated restatements will have any impact on its historical revenues or cash position for any period. The Company’s auditors have not completed their review of the findings of the investigation.

NVIDIA intends to file its restated financial statements and its delinquent quarterly report for the second quarter of fiscal 2007 that ended July 30, 2006 as soon as practicable.

About NVIDIA

NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. The Company creates innovative, industry-changing products for computing, consumer electronics, and mobile devices. NVIDIA is headquartered in Santa Clara, CA and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to the impact of the restatement on fiscal year 2007 operating results, the periods expected to be restated, the amount of the estimated, aggregate non-cash charges, the effect of the restatement on the Company’s historical financial statements and the timing of the filing of restated and delinquent financial statements are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the final outcome of the Audit Committee’s review; the conclusions of the Company’s management and the conclusions of the independent registered public accounting firm based on the results of their reviews; the time needed by our independent registered public accounting firm to complete its audit, review and other procedures relating to the financial statements and delayed SEC reports and whether that firm will agree with the presentation of financial statements prepared by us; additional expenses that may be recorded; the amount of the tax benefit and recording of the tax effect as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for the quarter ended April 30, 2006. Copies of reports filed with the SEC are posted on our Web site and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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